Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

    NEWS

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES EXPIRATION OF EXCHANGE OFFER

CLAYTON, MO, July 25, 2006 – Olin Corporation (NYSE: OLN) announced today the expiration of its offer to exchange its new 6.75% Senior Notes due 2016 (the “2016 Notes”) for its outstanding 9.125% Senior Notes due 2011. The announcement was issued pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”).

As specified in the Offering Memorandum dated June 26, 2006 and the related letter of transmittal, the exchange offer was set to expire on July 25, 2006 at 5:00 p.m., New York City time.

The 2016 Notes will be issued only to holders of outstanding notes who have certified certain matters to Olin, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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